                                  EXHIBIT 99.6

           Clinical Home Care Ltd. 1990 Incentive Stock Option Plan.

                                  EXHIBIT 99.6


                             CLINICAL HOMECARE LTD.

                        1990 INCENTIVE STOCK OPTION PLAN
                  (AS AMENDED ON JULY 24, 1991 IN SECTION 10)


   1. Purposes of the Plan. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees of the Company and its parent and subsidiary corporations (now existing or hereafter formed or acquired) and to promote the success of the Company's business.

   The Plan seeks to accomplish these purposes through the granting of certain stock options to purchase certain shares in the Company. It is intended that options issued under the Plan will qualify as Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of the Plan shall be interpreted in accordance with this intention.

   2.  Definitions.  As used herein, the following definitions shall apply:

   (a) "Board" shall mean the Board of Directors of the Company or the Committee appointed by the Board.

   (b)   "Common Stock" shall mean the Common Stock of the Company.

   (c)   "Company" shall mean Clinical Homecare Ltd., a Delaware corporation.

   (d) "Committee" shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.

   (e) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided, however, either that such leave must be for a period of not more than 90 days or that the re-employment upon the expiration of such leave must be guaranteed by contract or statute.

   (f) "Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company for purposes of eligibility under this Plan.





BPHPA1\MMR\0072939.WP
108/14/94

   (g) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

   (h)   "Option" shall mean a stock option granted pursuant to the Plan.

   (i)   "Optioned Stock" shall mean the Common Stock subject to an Option.

   (j)   "Optionee" shall mean an Employee who receives an Option.

   (k) "Parent" shall mean a "parent corporation" whether now or hereafter existing, as defined in Section 425(e) of the Internal Revenue Code of 1986, as amended.

   (l)   "Plan" shall mean this 1990 Incentive Stock Option Plan.

   (m)   "Share" shall mean a share of Common Stock of the Company.

   (n) "Subsidiary" shall mean a "subsidiary corporation", whether now or hereafter existing, as defined in Section 425(f) of the Internal Revenue Code of 1986, as amended.

   3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 350,000 shares of Common Stock. The Stock may be authorized, but unissued, or reacquired Common Stock.

   If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto, unless the Plan shall have been terminated, shall become available for future grant under the Plan.

   4.  Administration of the Plan.

   (a) Procedure. The Plan shall be administered by the Board of Directors of the Company.

    (i) Subject to Section 4(a)(ii) below, the Board of Directors may appoint a Committee consisting of not fewer than two members of the Board of Directors or one or more officers of the Company to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. A majority of the members of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee shall be the act of the Committee. Any action may be taken by a written instrument signed by all





BPHPA1\MMR\0072939.WP
08/14/94                                                               2.

   the members of the Committee, and action so taken shall be fully as effective as if it had been taken by a unanimous vote of the members at a meeting duly called and held.

   Members of the Board who are either eligible for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the granting of any Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of Options to him.

     (ii) Notwithstanding the foregoing Section 4(a)(i), if the Company registers any class of any equity security pursuant to Section 12 of the Exchange Act, then from the effective date of such registration until six months after the termination of such registration, any grants of options to directors shall only be made by the Board; provided, however, that if a majority of the Board is eligible to receive an option at any time within the preceding year, then any grants of options to directors must be made by, or only in accordance with the recommendation of, a Committee consisting of three or more persons, who may, but need not be, directors or employees of the Company, appointed by the Board of Directors and having full authority to act in the matter, none of whom is eligible to participate in this Plan or any other stock option or other stock plan of the Company or any of its affiliates, or has been eligible at any time within the preceding year. Any Committee administering the Plan with respect to grants to officers who are not also directors shall conform to the requirements of the preceding sentence.

     (iii) From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, or remove all members of the Committee and thereafter directly administer the Plan.

   (b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion:

      (i) to grant Incentive Stock Options in accordance with Section 422A of the Internal Revenue Code of 1986, as amended;

      (ii) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock;





BPHPA1\MMR\0072939.WP
08/14/94                                                               3.

     (iii) to determine the exercise price per share of Options to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan;

     (iv) to determine the Employees to whom, and the time or times at which, Options shall be granted and the number of shares to be represented by each Option;

     (v)  to interpret the Plan;

     (vi) to prescribe, amend and rescind rules and regulations relating to the Plan;

     (vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option;

     (viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option;

     (ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Board; and

     (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

   (c) Effect of Board's Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan. No member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Incentive Stock Option granted hereunder.

   5. Eligibility. Incentive Stock Options may be granted only to Employees who have executed and delivered to the Company or a Subsidiary or Parent a Confidentiality and Non-Competition Agreement, the terms of which shall be determined by the Board. An Employee who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

   No Incentive Stock Option may be granted to an Employee if, as the result of such grant, the aggregate fair market value (determined as of the time each option was granted) of the Shares for which such Optionee has been granted incentive stock options during the calendar year under all incentive stock option plans of the Company, and any Parent and Subsidiary would exceed $100,000 plus any unused limited carry-over from each





BPHPA1\MMR\0072939.WP
08/14/94                                                               4.

of the three immediately preceding calendar years. For purposes of this provision, "unused limit carry-over" means one-half of the excess, if any, of $100,000 over the aggregate fair market value (determined as of the time the option was granted) of the stock for which the Optionee was granted incentive stock options under all incentive stock option plans of the Company or any Parent or Subsidiary in the calendar year.

   No Incentive Stock Option shall be granted to any person who, at the time such Incentive Stock Option is granted, owns stock of the Company or any Subsidiary or Parent possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary or Parent, unless (i) the exercise price per share is not less than one hundred and ten percent (110%) of the fair market value per share on the date such Incentive Option is granted and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted. In determining stock ownership of an employee, the rules of Section 425(d) of the Internal Revenue Code of 1986, as amended, shall be applied, and the Board may rely on representations of fact made to it by the employee and believed by it to be true.

   The Plan shall not confer upon any Optionee any right with respect to continuation of employment with the Company or any Subsidiary or Parent, nor shall it interfere in any way with any rights of the Employee or the Company or any Subsidiary or Parent to terminate employment at any time.

   6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by vote of the holders of a majority of the outstanding shares of the Company entitled to vote on the adoption of the Plan. It shall continue in effect for a term of ten
(10) years unless sooner terminated under Section 13 of the Plan.

   7. Term of Option. The term of each Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Stock Option Agreement.

   8.  Exercise Price and Consideration.

   (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be no less than 100% of the fair market value per Share on the date of grant or as provided in Section 5 of the Plan.

   (b) The fair market value shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ) or, in the event the Common





BPHPA1\MMR\0072939.WP
08/14/94                                                               5.

Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option, as reported in the Wall Street Journal or the mean of the representative bid and asked prices of the Common Stock for the date of grant, as reported in the "pink sheets" published by the National Quotation Bureau, Inc.

   (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, promissory note, other Shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under law. In making its determination as to the type of consideration to accept, the Board shall consider if, under the parameters of the Plan, acceptance of such consideration is reasonably expected to benefit the Company.

   9.  Exercise of Option.

   (a) Procedure for Exercise; Rights of a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan, provided, however, that an Incentive Stock Option shall not be exercisable while there is outstanding any Incentive Stock Option which was granted, before the granting of such Incentive Stock Option, to the same Optionee to purchase stock of the Company, and Parent, Subsidiary, or any predecessor corporation of such corporations. For purposes of this provision, an incentive stock option shall be treated as outstanding until such option is exercised in full or expires by reason of lapse of time.

   An Option may not be exercised for a fraction of a Share.

   An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.





BPHPA1\MMR\0072939.WP
08/14/94                                                               6.

   Exercise of an Option in any manner shall result in a decrease in the number of shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

   (b) Termination of Status as an Employee. If an Employee ceases to serve as an Employee upon retirement, voluntary termination not in anticipation of discharge for cause, or discharge other than for cause (as defined below), he may, but only within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Board and specified in the Option itself) after the date he ceases to be an Employee of the Company or Parent or Subsidiary, exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

   If an Employee voluntarily terminates his employment and the Board determines in its reasonable discretion that the termination was in anticipation of being discharged for cause, or if an Employee is discharged for cause, any Incentive Stock Option granted hereunder shall, unless otherwise specified by the Board in the Incentive Stock Option, forthwith terminate with respect to any unexercised portion thereof.

   For the purposes of the Plan, the term "for cause" (i) with respect to an employee who is a party to a written agreement with, or, alternatively, participates in a compensation or benefit plan of, the Company or a Subsidiary or Parent, which agreement or plan contains a definition of "for cause" or "cause" (or words of like import) for purposes of termination of employment thereunder by the Company or such Subsidiary or Parent shall mean "for cause" or "cause" as defined therein; or (ii) in all other cases, shall be determined by the Board in its sole discretion, and shall include without limitation (a) the willful commission by an employee of an act that causes or is intended to cause substantial damage to the Company or a Subsidiary or Parent; (b) the commission by an employee of an act of fraud in the performance of such employee's duties on behalf of the Company or a Subsidiary or Parent; (c) conviction of the employee for commission of a crime in connection with the performance of the duties of such employee on behalf of the Company or a Subsidiary or Parent; or (d) the failure of an employee to perform the duties of such employee to the Company or a Subsidiary or Parent after written notice thereof and a reasonable opportunity to cure such failure are given to the employee by the Board or the Committee.

   (c) Disability. In the event an Employee is unable to continue his employment with the Company as a result of his total and permanent disability (as defined in Section 105(d)(4) of the Internal Revenue Code), he may, but only within twelve (12) months (or such other period of time not exceeding twelve (12) months as is determined by the Board) from the date of termination, exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to





BPHPA1\MMR\0072939.WP
08/14/94                                                               7.

exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

   (d)   Death of Optionee.  In the event of the death of an Optionee:

      (i) during the term of the Option who is at the time of his death an Employee and who shall have been in Continuous Status as an Employee since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee twelve (12) months after the date of death; or

      (ii) the Option may be exercised, at any time within twelve (12) months following the date of death, if such death was thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Board and specified in the Option itself) after the termination of Continuous Status as an Employee, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

   10. Non-transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder; and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee.

   11. Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, the conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final,





BPHPA1\MMR\0072939.WP
08/14/94                                                               8.

binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

   In the event of the proposed dissolution or liquidation of the Company, the Option shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board, in the exercise of its sole discretion in such instances, may declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Board makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, then the Board shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

   12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant.

   13.   Amendment and Termination of the Plan.

   (a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the holders of a majority of the outstanding shares of the Company entitled to vote:

     (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 11 of the Plan;

     (ii) any change in the designation of the class of employees eligible to be granted Options; or

     (iii)  if the Company has a class of equity security registered under
  Section 12 of the Exchange Act at the time of such revision or amendment, any material increase in the benefits accruing to participants under the Plan.





BPHPA1\MMR\0072939.WP
08/14/94                                                               9.

   (b) Shareholder Approval. If any amendment requiring shareholder approval under Section 13(a) of the Plan is made subsequent to the first registration of any class of equity security by the Company under Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in Section 17(a) of the Plan.

   (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

   14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, all applicable state blue sky laws, and the requirement of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

   15. Reservation of Shares. The Company, during the terms of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

   Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

   16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

   17. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. If





BPHPA1\MMR\0072939.WP
08/14/94                                                               10.

and in the event that the Company registers any class of any equity security pursuant to Section 12 of the Exchange Act, the approval of such shareholders of the Company shall be:

   (a) (i) solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, or (ii) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

   (b) obtained at or prior to the first annual meeting of shareholders held subsequent to the first registration of any class of equity securities of the Company under Section 12 of the Exchange.

   If such shareholder approval is obtained by written consent, it must be obtained by the unanimous written consent of all shareholders of the Company.

   18. Plan Adoption. This Plan shall be adopted and become effective upon its ratification by the Board of Directors.

   19. Withholding Taxes. The Company may require an Employee disposing of Shares acquired pursuant to the exercise of an Incentive Stock Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code), to reimburse the company that employs such Employee for any taxes required by any government to be withheld or otherwise deducted and paid by the company in respect of the issuance or disposition of Shares. In lieu thereof, the company that employs such Employee shall have the right to withhold the amount of such taxes from any other sums due or to become due from such company to the Employee upon such terms and conditions as the Board shall prescribe.

   20. Governing Law. The Plan and such Incentive Options as may be granted thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

   21. Partial Invalidity. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.





BPHPA1\MMR\0072939.WP
08/14/94                                                               11.